
Cardinal Ethanol News
Fueling energy independence.

August 2017

Grain Loadout—Project Update:

The new grain bulk load out facility on the northwest end of the plant is progressing very well and will be completed in September. The new storage bins are complete and being tested for fill protocol. The north driveway extension for grain receiving traffic is ready for use. Wiring and controls are currently being completed in the bulk load out building. Additional rail track siding will be constructed within the next month. The additional track will allow easier flow of traffic on the rail between corn, ethanol, and soybean trains. We also installed an additional pit, leg, and dust control for soybeans. The entire project will be wrapping up in time to take soybeans during this fall's harvest.



Third Quarter Fiscal Year 2017 Financial Results:

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q with the Securities Exchange Commission (SEC) for the quarter ended June 30, 2017. Some of the highlights from the quarter include:

- Net income for the nine months ended was approximately $8.9 million.
- Distributions paid for the nine months ended June 30, 2017 totaled $1,075 per unit.
- We sold 4.5% more gallons of ethanol for the nine months ended June 30, 2017 as compared to the same period in 2016. This is primarily the result of increased production rates.
- The average price per gallon of ethanol for the nine months ended June 30, 2017 was up approximately 4.86% in comparison to the nine months ended in FY 2016.
- We are currently operating at approximately 30% above our nameplate capacity.
- DDGs prices were down approximately 26.8% and corn oil prices were up approximately 26% compared to the same period in 2016.

- We utilized approximately 3.5% more corn in FY 2017 in comparison to the same period in FY 2016 and corn prices decreased about 5.8% in this period compared to the same period in 2016.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the (SEC). Please call our office if you need any assistance in obtaining or understanding the reports.

Third Quarter FY 2017 Financial Results

Statements of Operations (Nine Months Ended)		
	6/30/2017	*6/30/2016*
Revenues	$ 168,428,966	$ 163,086,506
Cost of Goods Sold	155,115,697	152,481,876
Gross Profit	13,313,269	10,604,630
Operating Expenses	4,132,967	4,082,555
Operating Income	9,180,302	6,522,075
Other Expense	(270,467)	(143,567)
Miscellaneous Income	51,911	41,799
Net Income	$ 8,961,746	$ 6,420,307
Net Income Per Unit	$ 614	$ 440
Balance Sheets		
	6/30/2017	*9/30/2016*
Assets	$ 149,193,385	$ 153,929,172
Current Liabilities	$ 11,913,509	$ 11,676,852
Long Term Debt	$ 13,699,323	$ 11,932,063
Member's Equity	$ 123,580,553	$ 130,320,257
Total Liabilities & Member's Equity	$ 149,193,385	$ 153,929,172
Book Value Per Share	$ 8,461	$ 8,922

*This information has been derived from the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which is available at the SEC's website at: https://www.sec.gov/Archives/edgar/data/1352081/000135208117000017/cardinal10-qfqe6x30x17.htm. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com; simply click on "Investors" then "Financials & SEC Filing Information".

Distributions:

At the August 14th meeting, the board approved a distribution in the amount of $100 per unit for holders of record at the close of business on that date. This distribution is expected to be paid by early September. Remember to keep us updated with your current contact information so that we can get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. The amount of calls asking when a distribution is coming can be overwhelming. We appreciate your patience. When you call our office with any investor related questions, you will want to speak with Bill Dartt or Ashleigh Lawrence.

There is More than Corn at Cardinal Ethanol—August 5th Open House:



All of us at Cardinal Ethanol want to give a big thank you to anyone who attended our Soybean Open House hosted at the plant on August 5th. The purpose of the Soybean Open House was to reach potential soybean customers and to show current and potential customers what Cardinal Ethanol has to offer. The weather was perfect and the attendance was plentiful. Cardinal employees and volunteers gave tours of the new grain load out facility via tractor pulled wagon rides and refreshed our guests with food, drinks, door prizes, and giveaways.

Union City, Indiana and Northeastern FFA groups helped serve our visitors food and refreshments during the open house and sold raffle tickets for door-prizes with the monetary collections benefiting their FFA organization. Local radio stations were live on site broadcasting during the Soybean Open House. A good time was had by all, and we are very appreciative of the support Cardinal receives from our customers and our community.


STIHL
www.wcjc.com

In the News:

There are only 14 days left for you to get your 2018 Renewable Volume Obligations (RVO) comments to the Environmental Protection Agency (EPA), as the comment period ends on August 31.

Through Cardinal Ethanol's association with Growth Energy, it easy to comment through the action center at GrowthEnergy.org/Action. This is a quick and easy link for you and other stakeholders in the community to submit comments to the EPA. The proposed rule for 2018 maintains the statutory level of 15 billion gallons of conventional ethanol, but those opposing the rule will surely be submitting comments to the EPA arguing for lower conventional ethanol blending targets. Further, the proposed RVOs scale back the blending targets for advanced and cellulosic biofuel. So, it remains vitally important for our industry to be active in submitting comments to show that our commitment to the RFS remains unified and strong, and that we firmly believe in the benefits that ethanol provides to all Americans.

Please take a few minutes to submit comments to EPA vis the action center and share the action center link with as many people and groups in your personal and professional networks as possible to generate more comments, whether that be through social media or via email. This step is critical in gathering as many comments possible! You can easily share each of the individual supporter category letters on your Facebook and Twitter accounts through tools built into the action center.

The action center contains a selection of EPA comment letters that were drafted from the perspective of stakeholders and supporters within the ethanol industry that you can submit with just a few clicks. If you consider yourself to be a member of more than one supporter group, we strongly encourage you to submit multiple letters, one from each category with which you identify. Your advocacy efforts are very important and we thank you for taking the time to make your voice heard on behalf of the ethanol industry.


SUPPORT RENEWABLE FUELS AND THE RFS
STRONG RVOS AND A ROBUST RFS ARE DRIVING POSITIVE CHANGE FOR AMERICA!

Cardinal's Biggest Assets:



This quarter's employee spotlight is on the accounting department. The accounting department has undergone personnel changes within the past year and has done a top-notch job in adapting to the daily needs of investors, customers, and employees without missing a beat.

This accounting crew is a group of skilled professionals with background knowledge that specializes in different areas such as grain buying, trade payables, derivative instruments, payment processing, investor relations, human resources, and much more to fit their ever-evolving responsibilities.

Our Accountants are thorough professionals with practical minds and attention to detail. They work autonomously and responsibly by observing all professional standards' guidelines. Their goal is to gather and maintain accurate financial data to report about the performance and financial position of Cardinal Ethanol, LLC!

Picture Above (L-R): Jacqueline Peed, Stephen Brouillette, Bill Dartt, Lacy Shirey, Ashleigh Lawrence